EXHIBIT 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ACQUIRES TESEQ GROUP
—Broadens Position in Electrical Test and Measurement Instruments—

Berwyn, PA, January 3, 2014 — AMETEK, Inc. (NYSE: AME) today announced that it has acquired Teseq Group, a leading manufacturer of test and measurement instrumentation for electromagnetic compatibility (EMC) testing, for CHF 83 million ($92 million). Headquartered in Luterbach, Switzerland, the privately held company has annual sales of approximately CHF 48 million ($53 million).

Teseq manufactures a broad line of conducted and radiated EMC compliance testing systems and RF amplifiers for a wide range of industries, including aerospace, automotive, consumer electronics, medical equipment, telecommunications and transportation.

“Teseq is an excellent addition to our electrical test and measurement business. It is a global leader in conducted and radiated EMC test equipment with a comprehensive product offering and extensive geographic coverage,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Teseq’s products and markets are complementary with our EM Test business, which we acquired in 2011. Its addition to that business provides us with opportunities for accelerating product innovation and market expansion worldwide,” adds Mr. Hermance.

Teseq has manufacturing and development operations in Luterbach as well as Germany, the United Kingdom and the United States with direct sales offices in China, France, Germany, Japan, Singapore, Switzerland, Taiwan, the United Kingdom and the United States.

It joins AMETEK as part of its Electronic Instruments Group (EIG) — a recognized leader in advanced monitoring, testing, calibrating, and display instruments with 2012 sales of $1.9 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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AMETEK ACQUIRES TESEQ GROUP

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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